Exhibit 10.32

DEVELOPMENT,

LICENSE AND SUPPLY AGREEMENT

Dated as of January 27, 2000

between

EURAND AMERICA, NC.

845 Center Drive

Vandalia, Ohio 45377

and

RELIANT PHARMACEUTICALS

125 West 55th Street, 11th floor

New York, NY 10019

for

EXTENDED RELEASE PROPRANOLOL

THIS DEVELOPMENT, LICENSE AND SUPPLY AGREEMENT, dated as of January 27, 2000, between EURAND AMERICA, INC., a corporation organized under the laws of Nevada, with its principal offices at 845 Center Drive, Vandalia, Ohio 45377 (“EURAND”), and RELIANT PHARMACEUTICALS, INC., a corporation organized under the laws of the State of Delaware, with its principal offices at 125 West 55th Street, 11th floor, New York, New York (“RELIANT”);

WITNESSETH THAT:

WHEREAS, EURAND is the owner of original processes, patents, trademarks and know-how for the development and manufacture of extended release pharmaceutical products;

WHEREAS, EURAND and RELIANT entered into a Confidentiality Agreement, (the “Confidentiality Agreement”) dated October 15, 1999, pursuant to which the parties exchanged confidential information relating to this proposed cooperative effort;

WHEREAS, EURAND and RELIANT signed a Letter of Intent dated December 16, 1999, pursuant to which the two parties agreed upon the general business terms relating to this Agreement:

WHEREAS, RELIANT desires that EURAND undertake a development program directed towards producing extended-release propranolol formulations having the specifications agreed upon between RELIANT and EURAND;

WHEREAS, EURAND is willing to undertake such a development program on the terms and conditions set forth hereinafter;

WHEREAS, RELIANT also desires to receive a license to market and sell products containing such extended-release products as developed and manufactured by EURAND in the Territory (as hereinafter defined) and EURAND is willing to grant such a license on the terms and conditions set forth hereinafter;

NOW, THEREFORE, in consideration of the agreements and covenants hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.	DEFINITIONS

1.1	“Active Ingredient” means propranolol HCL.

1.2	“Affiliate” shall mean a Corporation or other business entity directly or indirectly controlling, controlled or under common control with a party to this agreement and “control” means direct or indirect beneficial ownership of fifty percent (50%) or more of the voting interest in or fifty percent (50%) or greater interest in the equity of such corporation or other business entity but such Corporation or other business entity shall be deemed an Affiliate for only so long as such ownership or control exists.

1.3

“Applicable Laws” means all laws, treaties, ordinances, judgments, decrees, directives, injunctions, orders of any court, arbitrator or governmental agency or authority, rules, regulations, interpretations, authorizations and Applicable Permits of any international, national, regional, local or other governmental body, agency, authority, court or Person having jurisdiction over or related to the development, registration, manufacture, pricing and sale of the Finished Dosage Form, as may be in effect from time to time.

1.4	“Applicable Permits” means any waiver, exemption, variance, permit, license or similar approval, including, without limitation, product registrations by health or other government entities, required to be obtained or maintained under Applicable Laws in connection with the development, registration, manufacture, pricing and sale of the Finished Dosage Form.

1.5	“Approval Date” means, with respect to a particular country in the Territory, the date on which all Applicable Permits necessary for sale and pricing of the Finished Dosage Form in such country have been issued.

1.6	“Contract Year” means, for the first Contract Year, the period ending twelve (12) months after the date first above written and for the second and subsequent Contract Years, the twelve (12) month period commencing on the day following the anniversary of the end of the first and subsequent Contract Years, respectively.

1.7	“FDA” shall mean the Food and Drug Administration in the United States and corresponding governmental regulatory agencies in other countries within the Territory.

1.8	“Finished Dosage Form” means the composition produced by RELIANT from the Product, labeled, packaged and ready for sale to wholesalers, hospitals or end- users.

1.9	“Force Majeure” means any cause or causes which wholly or partially prevent or delay the performance of obligations arising under this Agreement and which are not reasonably within the control of the non-performing party, including acts of God, government regulations, labor disputes, floods, fires, civil commotion, embargoes, quotas, shortage of labor or materials or any delays in transportation or detention by customs, health or other government authorities.

1.10	“Know-How” means proprietary know-how, trade secrets, patented and unpatented inventions, data, technology and information, which a party hereto has the lawful right to disclose to the other party. “Know-How” shall include, without limitation, processes and analytical methodology used in development, testing, analysis and manufacture and medical, clinical, toxicological testing as well as other scientific data.

1.12	“Primary Territory” shall mean the United States, Japan and Canada.

1.13	“Product” means an Extended-Release Composition containing the Active Ingredient and certain excipients, said composition being produced by EURAND and meeting the Specifications (as hereinafter defined).

1.14	“Product Formulation” means the developed formulation required to convert the Active Ingredient into Product.

1.15	“Net Royalties” means royalties, net of any withholding taxes, due on Net Sales.

1.16	“Net Sales” means the aggregate invoiced sales of the Finished Dosage Form by RELIANT less returns (not to exceed 5%), discounts and sales, excise, value added, consumption or similar taxes applicable to the Finished Dosage Form, as well as duties, customs or other governmental charges.

1.17	“Person” means any individual, partnership, association, joint venture or corporation.

1.18	“Specifications” means the specifications for Product agreed upon in writing by the parties and set forth in Exhibit B.

1.19	“Territory” means the World.

1.20	“United States” means the United States of America, its territories and possessions.

1.21	“Act” shall mean the Federal Food, Drug and Cosmetic Act, as amended from time to time and corresponding legislation in other countries of the Territory.

1.22	“cGMP” shall mean current Good Manufacturing Practices as defined in regulations promulgated by the FDA under the Act and corresponding regulations in the other countries of the Territory.

1.23	“DMF” shall mean the Drug Master File or modifications to such corresponding files in other countries of the Territory developed and filed by EURAND which relate to the Product.

1.24	“CMC” shall mean current Chemistry and Manufacturing Controls section of the IND (or NDA, as applicable).

1.25	“IND” shall mean an Investigational New Drug application under the Act seeking authorization to commence clinical trials of the Product in humans in such country of the Territory.

1.26	“NDA” shall mean a New Drug Application under the Act, a Product License Application or a corresponding filing required in any country of the Territory seeking approval to market the Finished Dosage Form.

1.27	“Extended Release Composition” shall mean the formulation for the Product with the exception of the Active Ingredient.

2.	DEVELOPMENT PROGRAM

2.1	The Development Program.

(a) RELIANT hereby engages EURAND, and EURAND hereby agrees, to perform the work described in Exhibit A (the “Development Program”). In connection therewith, EURAND shall make its best efforts to carry out the Development Program in accordance with the timetables and budgets therein and shall make available such of its scientific, engineering, manufacturing and other personnel, necessary to perform its obligations in accordance with the terms hereof. Any material change in the Development Program shall be agreed to in writing between Eurand and RELIANT.

(b) EURAND shall receive prior written authorization to commence each phase of the Development Program. RELIANT may cancel the

Development Program at the conclusion of each phase prior to commencement of the subsequent phase.

2.2	Regulatory Filings. Upon completion of the Development Program, RELIANT shall, to the extent required to do so by the terms of this agreement, prepare all necessary applications to obtain Applicable Permits to market the Finished Dosage Form in the Primary Territory. In such other countries of the Territory RELIANT shall file applications in its sole discretion. The Applicable Permits shall be owned by RELIANT. EURAND shall prepare the CMC section of the NDA and assist RELIANT as necessary in the preparation of other sections of any other applications required to obtain such Applicable Permits. Upon completion of the Development Program, EURAND shall promptly open the DMF with the FDA for the manufacture of the Product (unless RELIANT proceeds with an IND in which case EURAND will assist RELIANT as necessary in the preparation of the IND) and provide RELIANT with copies of all documents filed in connection therewith. Each party shall provide the other party with sufficient opportunity to review and comment upon all regulatory filings prior to their submission and shall include such changes as they relate to the Development Program as are reasonably requested by the other party.

2.3	Payments for Development

(a) In consideration of EURAND’s performance in accordance with the terms and conditions of this Agreement, RELIANT shall make the payments

(non refundable to RELIANT) to EURAND in accordance with the payment schedules set forth in Exhibit A hereto.

(b) In addition to the payments set forth on Exhibit A hereto, RELIANT shall be responsible for the following additional materials, development costs and/or expenses:

(i)	The cost of any additional development or registration work performed by EURAND at the request of RELIANT, above and beyond the defined and intended scope of work of the Development Program;

(ii)	A process fee for each validation batch of Product at a cost of EURAND’s manufacturing cost (as defined in the Exhibit C) for Product [***];

(iii)	The cost of any bio-studies approved in advance by RELIANT and performed in conjunction with the Development Program; and

(iv)	The reasonable out of pocket expenses associated with travel of EURAND personnel associated with the Development Project, such expenses having been previously authorized by RELIANT.

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3.	GRANT OF LICENSE

3.1	Grant of License. Subject to the terms set forth herein and in consideration for the payments set forth in Articles 2.3 and 8.l hereof; EURAND hereby grants to RELIANT a sole and exclusive royalty-bearing license under the Know-How with the right to sublicense within the Territory to (i) use the Product in the manufacture of the Finished Dosage Form, and (ii) use, offer for sale, market and sell the Finished Dosage Form provided, however, that RELIANT shall not grant sublicenses in the United States without the consent of EURAND, which consent shall not be unreasonably withheld.

3.2	Sublicenses. RELIANT shall have the right in its sole discretion to sublicense the rights granted pursuant to Section 3.1 in the Territory provided, however, that (i) all non-monetary obligations specifically placed upon RELIANT by this Agreement shall be placed upon any sublicensee, (ii) RELIANT shall remain responsible to EURAND for performance of its obligations under this Agreement and the performance of any sublicensee, (iii) RELIANT shall promptly advise EURAND of the identity of any sublicensee and (iv) provide EURAND with a copy of the sublicense agreement and any agreements which are directly or indirectly related to the sublicense agreement.

3.3	Sublicenses. In addition to the conditions to sublicensing set forth in Paragraph 3.2 above, in the event RELIANT determines to grant any such sublicense, RELIANT shall be required to pay to EURAND:

(i) [***] of any additional payments (other than royalties or other payments not made in consideration of the rights granted pursuant to the sublicense) received from such sublicensee, if EURAND initially solicited such sublicensee (as evidenced by documentation in possession of EURAND); or

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(ii) [***] of any additional payments (other than royalties or other payments not made in consideration of the rights granted pursuant to the sublicense) received from such sublicense if RELIANT initially solicited each sublicense (as evidenced by documentation in possession of RELIANT); and

(iii) the [***] of any royalties on Net Sales of Finished Dosage Form received by RELIANT from such sublicensee.

3.3.1 In order to enable EURAND and RELIANT to determine which of them has initially solicited such sublicensees, EURAND and RELIANT shall each notify the other in writing within 30 days if it contacts, solicits or otherwise communicates with any third party regarding granting the third party a sublicense in the Territory under this Agreement.

3.3.2 With regard to sharing additional payments under subparagraphs (i) and (ii) above, if there is a dispute regarding whether any payments which RELIANT receives from or on behalf of any sublicensee are in fact fully or partially in return for such sublicense and EURAND and RELIANT are unable to resolve that dispute, the matter shall be submitted to arbitration upon 30 days written notice by either party and resolved in accordance with the rules of the American Arbitration Association. If EURAND requests arbitration, the

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arbitration shall be conducted in New York, New York and if RELIANT requests arbitration, the arbitration shall be conducted in Dayton, Ohio.

3.4	Exclusivity. The exclusivity of the license granted pursuant to Paragraph 3.1 may be converted to non-exclusive in certain countries of the Territory by operation of any of Paragraphs 4.2(b) and 4.3(a).

3.5

Use of EURAND’s Trademark by RELIANT. RELIANT shall market the Finished Dose Form under its own trademark. In addition, RELIANT shall refer to EURAND’s technology and a trademark to be designated no later than the completion of the Development Program by EURAND (the “Trademark”) on the pack, internal leaflet and promotional material of the Finished Dosage Form. For this purpose, EURAND hereby grants RELIANT a non exclusive license to use and sublicense the right to use the Trademark (the “Trademark License”) in the sale and marketing of Finished Dosage Form in the Territory and to print the following wording: “Produced with EURAND “Trademark” technology”. Alternatively, RELIANT shall print the Trademark after the trademark of the Finished Dosage Form. Prior to printing the packaging, RELIANT shall send EURAND a sample of packaging for prior approval of the above which approval shall not be unreasonably withheld. RELIANT covenants that such use of EURAND’s Trademarks shall be strictly in accordance with the terms of this Agreement and that all rights to and ownership of the EURAND Trademarks shall remain with EURAND. For the avoidance of doubt, the Trademark License shall not extend to the sale or marketing of Finished Dosage Form which is manufactured from an Extended Release Composition which is not manufactured by EURAND.

4.	REGISTRATION AND LAUNCH OBLIGATIONS OF RELIANT

4.1	Registration Obligations of RELIANT

(a)

RELIANT shall exercise commercially reasonable efforts to apply for Applicable Permits and secure Approval Dates for the Finished Dosage Form in the Primary Territory as quickly as reasonably possible following completion of the Development Program. Notwithstanding any provision in this Agreement to the contrary, RELIANT shall have no obligation to apply for or obtain Applicable Permits in any country of the Primary Territory or the other countries of the Territory if such registration or approval is reasonably deemed to be unnecessary to market the Finished Dosage Form in such country or if RELIANT determines in its reasonable business judgment that such registration or approval in countries other than those in the Primary Territory is not in the commercial interests of RELIANT. RELIANT hereby agrees that exertion of “commercially reasonable efforts” shall mean the same efforts that RELIANT devotes to its other major pharmaceutical products in the Primary Territory and shall include, without limitation, the submission by RELIANT of any additional documentation on the Finished Dosage Form required under Applicable Laws. In addition to its other obligations hereunder, EURAND shall fully assist RELIANT in the preparation of documents necessary and required by FDA for RELIANT to obtain Applicable Permits and shall otherwise cooperate with RELIANT in connection with RELIANT’s efforts to obtain Applicable Permits. If RELIANT requires additional data, samples or other information in addition to that generated within the intended scope of the Development Program in order to obtain Applicable Permits, subject to RELIANT’s agreement to pay EURAND for such additional performance, EURAND and RELIANT shall promptly negotiate in good faith an agreement regarding such additional performance.

(b)	RELIANT and EURAND) shall exchange with each other copies of any “in-vivo” clinical studies performed on the Finished Dosage Form during the term of this Agreement. RELIANT and EURAND may use any of such studies, including in obtaining Applicable Permits and promotion of the Finished Dosage Form provided that such use is not otherwise inconsistent with the terms of this Agreement.

(c)	During the term of this Agreement, RELIANT shall provide EURAND with a report on the status of progress of all Applicable Permits in the Territory every three (3) months following completion of the Development Program until the Approval Date. RELIANT shall notify EURAND of the submission date of each application for the Applicable Permits and the Approval Date thereof not later than two (2) weeks after said dates.

4.2	Launch of the Finished Dosage Form

(a)	RELIANT shall launch the Finished Dosage Form in each country of the Primary Territory within a reasonable time after receipt of the Applicable Permits with respect to the sale of the Finished Dosage Form in such country. RELIANT or its sublicensees or subdistributors shall sell the Finished Dosage Form throughout the Primary Territory using the same efforts that RELIANT, its sublicensees or subdistributors devotes to the sale of other major pharmaceutical products in the Primary Territory.

(b)

RELIANT shall apply for Applicable Permits to market and sell the Finished Dosage Form in the Primary Territory within eighteen (18) months from the completion date of the Development Program or completion by EURAND of any additional development work contemplated in Section 4.1(a) to retain the exclusivity granted under Paragraph 3.1 of this Agreement in each specific country of the Primary Territory. Should RELIANT fail to do so within the aforementioned eighteen (18) months period or should such filed Applicable Permits fail to issue within 2-1/2 years of such filing (the “Approval Deadline”), the license under Paragraph 3.1 hereof shall automatically convert to a non- exclusive license in the country of the Primary Territory where either (i) RELIANT has failed to file for the Applicable Permit or (ii) the Applicable Permit has failed to issue. However, if RELIANT has filed an application for the Applicable Permits within 18 months and the permits have not issued in 2-1/2 years, but issuance of the Applicable Permits appears reasonably to be forthcoming. EURAND shall agree to a reasonable extension of the 2-1/2 year term.

4.3	Competing Dosage Forms.

(a)	The license granted under Paragraph 3.1 hereof shall automatically convert to non-exclusive in those countries of the Territory should RELIANT market another product containing the Active Ingredient in a dosage form similar or identical to the Finished Dosage Form in such country. This restriction shall-not apply to the marketing and distribution by RELIANT of a sustained release formulation of propranolol HCL currently on the market under the brand name of Inderal® LA., Inderide® LA and Propranolol® LA or their generic equivalents.

(b)

During the term of this Agreement (the “Non-compete Period”), EURAND shall not enter into any development, license or supply agreement with any third party in the Territory for any existing beta- blocker compounds (excluding beta-blocker compounds which, as of the date of the Agreement, are not yet marketed and qualify as New Chemical Entities under the Act) indicated for treatment of hypertension using a circadian rhythm in-vivo profile. EURAND can terminate the Non- Compete Period on forty five (45) days written notice (i) if RELIANT has not applied for the Applicable Permits in the United States as provided by Section 4.1 or (ii) launched the Finished Dosage in the United States as provided by Section 4.2 or (iii) RELIANT fails to maintain the Minimum Annual Royalty set forth in Section 12.13.

(c)	In the event EURAND presents documentation (including but not limited to the identity of the third party, the chemical entity and the deal terms) which establishes to the reasonable satisfaction of an Independent third party, selected by mutual agreement of EURAND and RELIANT, that EURAND has received a bona fide offer or a bona fide opportunity to develop and manufacture an existing beta-blocker (other than the Active Ingredient) from a third party, RELIANT at its option either shall release EURAND from the Non-Compete Period or pay EURAND the increased royalty rate on Net Sales set forth in Section 8.1(b). In order to assist RELIANT in deciding whether to release EURAND or pay the increased royalty, EURAND shall provide RELIANT with the third party sales forecast for the existing beta-blocker and such other non confidential information reasonably requested by RELIANT which EURAND determines in good faith the third party would permit EURAND to share with RELIANT. EURAND shall not have to disclose to RELIANT the chemical identity of the beta-blocker or the identity of EURAND’s customer. In the event that RELIANT releases EURAND from its obligations under this section and EURAND develops or manufactures an extended release composition containing an existing beta-blocker for a third party, RELIANT shall be relieved of the Minimum Annual Royalty obligations under Section 12.13.

(d)	Notwithstanding anything herein to the contrary, for a period of 24 months from the date this Agreement is executed by both parties, EURAND shall not negotiate, solicit, or enter into any agreement to develop any product which under the Act is a bioequivalent of Inderal® LA. or Propranolol® LA.

5.	OWNERSHIP AND USE OF KNOW-HOW

5.1

Ownership. Except as specifically provided in Paragraph 5.2 below, Know-How developed by either party or jointly by the parties during the course of the performance of this Agreement, including patents therefor, shall be (i) the property of EURAND to the extent it is related solely to the development and production of the Extended Release Composition (including modifications or improvements thereto), or (ii) the property of RELIANT to the extent that it is related solely to the use of the Product and to the manufacture or use of the Finished Dosage Form. Each party shall be free to use and practice such Know- How owned by it in any application (not inconsistent with the terms of this Agreement) without the consent of the other and without an obligation to notify the other party of such intended use or to pay royalties or other compensation to the other by reason of such use; provided however that RELIANT shall not be free to use and practice Know How that is developed by EURAND unless RELIANT has authorized EURAND to complete the Development Program, made all payments in accordance with Section 2.3(a), and has commercially launched the Finished Dosage Form in the United States. Know-How owned prior to the date hereof by either party shall continue to be owned exclusively by such party.

5.2	Additional Use. In addition to EURAND’s rights described in Section 5.1, and subject to Section 4.3(b) hereof, EURAND and its Affiliates shall have the right to use all Know-How developed by EURAND during the course of the performance of this Agreement which is directed solely to the Extended Release Composition or the Product, provided such use, disclosure or license does not conflict with the rights granted to RELIANT under this Agreement.

5.3	Patents. Each party shall be responsible, at its own expense, for filing and prosecuting patent applications, as it deems appropriate, and for paying maintenance fees on any patents issuing therefrom, for the term of this Agreement, with respect to inventions owned by it. Each party shall promptly render all necessary assistance reasonably requested by the other party in applying for and prosecuting patent applications based on inventions owned by such other party under this Agreement. Patents covering joint inventions shall be owned by the parties jointly, and the parties shall share equally in the expenses of filing for and maintaining such patents.

5.4

Infringement. Each party warrants to the other that to the best of its knowledge, the Extended Release Composition and Product in the case of EURAND and the Active Ingredient, Product, and Finished Dosage Form in the case of RELIANT do not infringe any third party patent or other intellectual property rights. Each party shall reasonably cooperate with the other in any investigations undertaken to determine any potential infringement. In the event that a claim of infringement of a third party’s intellectual property rights is brought against either party, the party served shall promptly inform the other party and the party served (the “Alleged Infringing Party”) may at its own option, take any one or more of the following actions, simultaneously or sequentially:

(a)	Defend the claim at its own cost and expense and indemnify the other party from and against any loss, costs or damage in connection therewith.

(b)	Attempt to redesign the allegedly infringing product or process so as to make it non-infringing.

(c)	Obtain for itself and the benefit of the other party a License to utilize the technology upon which the claim of infringement was based.

5.5	Termination Due to Infringement. In the event the Alleged infringing Party is unable to effectuate either 5.4(a), 5.4(b) or 5.4(c) above within one hundred twenty (120) days of service of notice of such claim upon the other party, then the other party may terminate this Agreement and shall have the right to pursue any remedy at law or in equity resulting therefrom.

5.6	Third Party Infringement of Patents

(a)	Each party shall promptly report in writing to the other party during the term of this Agreement any (i) known infringement or suspected infringement of any of the patented inventions in the Know-How, or (ii) unauthorized use or misappropriation of Know-How or Confidential Information by a third party (‘Third Party Infringement”)of which it becomes aware, and shall provide the other party with all available evidence supporting said infringement, suspected infringement or unauthorized use or misappropriation.

(b)

In the event of a report of a Third Party Infringement under Section 5.6(a), EURAND and RELIANT shall consult with each other in order to develop a strategy for addressing the Third Party Infringement. In the event that the parties agree to take legal action to stop the Third Party Infringement, they shall agree upon legal counsel and unless they agree upon a different formula for sharing the expenses (including attorney and expert fees) of such action and for sharing any award or settlement, they shall share them equally. In the event that one of the parties does not desire to participate in the action (the “nonparticipating party”), the other party shall be free to bring the action in its own name, at its own expense and retain any award or settlement in its entirety. If necessary, the nonparticipating party shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as the result of being a named party to the suit. The nonparticipating party shall also offer reasonable assistance in connection therewith at no charge to the other party except for reimbursement of reasonable out-of-pocket expenses. If either party desires to retain counsel independently, at its own expense, the party may do so, but it shall not relieve the party of its obligations under this section.

5.6	Change of Ownership. If RELIANT, in its sole discretion, determines that the market for the Finished Dosage Form is commercially insignificant in any country in the Territory following receipt of the Applicable Permits, RELIANT may cease marketing and selling the Finished Dosage Form in such country and transfer any rights RELIANT continues to hold under this Agreement related to the country to EURAND for a nominal sum not to exceed One Thousand Dollars.

6.	SALE OF THE PRODUCT

6.1	Standard of Manufacture. EURAND shall supply RELIANT with Product meeting the Specifications. All Product supplied by EURAND to RELIANT hereunder shall be consistent with the DMF and produced in a facility and in a manner compliant with cGMP and all other Applicable Laws and shall not be adulterated or misbranded within the meaning of the Act. Each shipment of Product from EURAND to RELIANT shall be sampled and analyzed by EURAND to determine if the shipment meets the Specifications. EURAND shall deliver to RELIANT with each shipment of the Product a certificate of analysis stating that the Product meets the Specifications. EURAND agrees that it shall make no changes in the production of Product without the specific written prior approval of a duly authorized representative of RELIANT unless expressly required either by cGMP or the Act.

6.2	Right of Review. RELIANT may conduct its own analyses on each shipment of the Product received pursuant to this Agreement. RELIANT shall notify EURAND within sixty (60) days after delivery of the Product if the same does not meet the Specifications or is adulterated or misbranded within the meaning of the Act. Any dispute arising between EURAND and RELIANT concerning the conformity of any shipment of Product which cannot be settled between the two parties, shall be submitted to an independent expert jointly agreed to by the parties in good faith. The decision of said expert shall be binding on EURAND and RELIANT. The charges, including the fees and expenses of the expert, relating to any dispute described in this paragraph shall be paid by EURAND if the expert declares the delivery not to be in conformity or by RELIANT if the expert declares the delivery to be in conformity.

6.3	Notice of Audit. EURAND shall give RELIANT immediate notice of any impending governmental or third party audit of EURAND as it relates to the manufacture, production or testing of Product supplied to RELIANT pursuant to this Agreement and shall provide RELIANT with any documentation provided to it relating to such audit. EURAND shall also provide RELIANT the opportunity to review, prior to submission, any documentation prepared in response to such governmental on other third party audit and shall immediately provide RELIANT with the results of such audit following its conclusion. EURAND agrees that RELIANT shall have the right from time to time during the term to carry out an audit of EURAND for conformance with cGMPs, but not more than once per calendar year.

6.4	Notice of Regulatory Action. EURAND shall provide RELIANT with immediate notification of its receipt of any of the following related to the manufacture, production or testing of Product: a copy of any list of observations (Form FD 483), Warning Letter, Information Letter, Regulatory Letter or the like issued by the FDA as well as provide RELIANT an opportunity to review any written response prior to submission to the issuing agency. However, EURAND maintains sole responsibility for any matter pertaining to such inspections.

6.5	Representations and Warranties.

(a)	Each party represents and warrants to the other that it is authorized to enter into and to perform its obligations under this Agreement.

(b)	Each party represents and warrants to the other that its obligations created under this Agreement do not conflict in any manner with any of its previous obligations.

(c)	EURAND represents that:

(i)	the Product delivered pursuant to this Agreement shall meet the Specifications and shall not be adulterated or misbranded within the meaning of the Act;

(ii)	it will comply with all Applicable Laws in the United States (or any other country of Product manufacture) in the production of the Product;

(iii)	it has no knowledge of any pending or threatened claim or legal action asserting that the use, manufacture, distribution or sale of the Extended Release Composition or Product in any country in the Territory constitutes an infringement of extant patents, trade secrets, trademarks, or other extant industrial or intellectual property rights.

(d)	Except as otherwise set forth in this Agreement EURAND expressly disclaims all other warranties whether express or implied with respect to the Product, whether as to merchantability, fitness for a particular purpose or any other matter.

6.6	Purchase and Sale. During the term of this Agreement, EURAND shall sell and deliver to RELIANT, and RELIANT shall purchase and accept, RELIANT’s total requirements of Product for the Territory as ordered pursuant to Paragraph 6.7 below. During the Term, EURAND shall also supply RELIANT with sufficient and reasonable quantities of Product so as to enable RELIANT to satisfy any requirements necessary to obtain Applicable Permits in the Territory at a cost set forth in Section 2.3(ii) as well as such quantities of Product for use by RELIANT and its sublicensees or subdistributor’s sales representatives in sales promotional efforts at a cost set forth in Section 7.1(a).

6.7

Delivery Schedule. Commencing on the Approval Date, RELIANT shall establish a four (4) calendar quarter forecast covering its estimated requirements, based on manufacturing batch sizes and multiples thereof, and the desired delivery dates of the Product. No later than September 30 and March 31 of each calendar year during the term of this Agreement, RELIANT shall provide EURAND with a good faith estimate of the amount and timing of the Product to be delivered to RELIANT during the four (4) quarters commencing the following January 1 and July 1, respectively. RELIANT shall place its firm orders at least twenty (20) weeks prior to the desired date of shipment. EURAND shall not be obligated to fill orders exceeding the immediately preceding forecast by more than thirty percent (30%) but shall make commercially reasonable efforts to do so. Title. Risk of Loss. Risk of loss with respect to the Product shall pass from EURAND to RELIANT upon delivery to RELIANT’s carrier at EURAND’s manufacturing plant, currently in Vandalia, Ohio.

7.	PRICES

7.1	Prices and Price Change

(a)	EURAND shall sell, and RELIANT shall buy, the Product at the price of EURAND’s manufacturing costs [***]. Manufacturing costs are to be determined in accordance with Exhibit C. For promotional sampling purposes, EURAND shall sell RELIANT with samples of Product and RELIANT shall buy all samples of the Product at the price of EURAND’s manufacturing costs [***] ex-works plant in Vandalia, Ohio. RELIANT shall indicate on any order that portion of the Product that is being purchased for promotional sampling. On a quarterly basis, RELIANT shall file a report with EURAND reconciling its promotional use of the Product with its total sales and accompany that report with a payment of

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any balance due to EURAND. The total annual volume of Product purchased for promotional sampling shall [***] of the volume of Product delivered to RELIANT during each calendar year. Furthermore, the samples of Product shall not be subject to the Net Royalty payment set forth in Section 8.1.

(b)	EURAND shall be entitled to increase or decrease the price set forth in Article 7.1(a) to reflect changes in its manufacturing costs. Such price adjustments may be made no more than once per calendar year. EURAND shall notify RELIANT of the revised price of the Product during the last quarter of each calendar year during the term of the Agreement. The revised price shall be applied to any delivery of Product made during the following calendar year. In addition, the price applicable during any calendar year may be adjusted by EURAND as soon as is practicable after thirty (30) days written notice to RELIANT, to cover one hundred percent (100%) of any additional cost or expense of manufacturing Product, to the extent that a change in manufacturing technique is requested by RELIANT or required by a change in Applicable Laws (including a change in cGMP or caused by increases in cost of raw material.

7.2	Payment Terms. EURAND shall send to RELIANT an invoice showing the amount due under Section 7.1 with each shipment. RELIANT shall pay EURAND the amount due by wire transfer to a bank designated by Eurand within thirty (30) days of the date of invoice.

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8.	ROYALTIES

8.1	Royalties.

(a)	RELIANT shall pay EURAND a Net Royalty of [***] of the Net Sales of the Finished Dosage Form sold by RELIANT in the Territory during the term of this Agreement.

(b)	In the event that RELIANT does not release EURAND from the Non- compete Period as set forth in Section 4.3(c), RELIANT shall pay EURAND a Net Royalty [***] of the Net Sales of the Finished Dosage Form sold by RELIANT in the Territory during the remainder of the term of this Agreement.

(c)	No later than forty-five (45) days after the end of each calendar quarter, RELIANT shall report to EURAND the Net Sales of the Finished Dosage Form and the Net Royalties due during each calendar quarter in each country of the Territory in the previous calendar quarter. The payment by RELIANT to EURAND shall be in U.S. Dollars and shall be made within forty-five (45) days after the end of each calendar quarter. Payment shall be made via wire transfer to a bank designated by EURAND. RELIANT shall keep true and accurate books of account and shall keep and maintain all records and documents necessary for EURAND to ascertain the Net Royalties due under this Agreement.

(d)	After the first anniversary of the date of first commercial sale of the Finished Dosage Form and upon the provision of reasonable notice,

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EURAND shall have the right to designate a firm of certified public accountants to inspect RELIANT’s books of account, records, documents and instruments and to make copies thereof at any time during RELIANT’s regular business hours during the term of this Agreement but no more than once per year and for a period of two (2) years immediately after termination of this Agreement, to ascertain the accuracy of such report. The expense of such audit shall be EURAND’s unless the audit shall demonstrate a discrepancy greater than five (5%) between Net Royalties reported and paid and those which were actually due, in which event the expenses of audit shall be borne by RELIANT.

8.2	Taxes. All taxes, assessments, fees and other charges, if any, levied under the laws or regulations with respect to payments due to EURAND hereunder shall be for the account of EURAND, and if required to be withheld from payments to EURAND, shall be deducted by RELIANT from such payments to EURAND. Receipts, if available, for all such withholdings shall be provided to EURAND. RELIANT shall be responsible for establishing its right to claim any exemption to such charges or to its withholding, shall keep EURAND advised in writing or the basis and status of all such exemption claims, and shall be liable for any penalty, interest or other assessment against EURAND for failing to pay or withhold such charges in reliance on any such exemption claim.

9.	TERM

9.1	Basic Term. Unless sooner terminated pursuant to Articles 10.2 or 9.3 hereof, this Agreement shall be effective from the date first above written and shall continue for an initial period of ten (10) years after the date of the first commercial sale of the Finished Dosage Form (the “Initial Term”). Thereafter, this Agreement shall automatically renew itself and thereby continue in force for consecutive periods of two (2) years, provided that this Agreement may be terminated by either party upon provision of one (1) year’s prior written notice delivered to the other party in year nine (9) of the Initial Term or one year’s written notice prior to expiration of any of the subsequent two (2) year terms.

9.2	Sale of the Finished Dosage Form Following Termination. Upon termination of this Agreement, RELIANT shall be obligated to purchase its firm orders in existence as of the date of such termination and shall continue to comply with Section 6.7 of this Agreement following termination with respect to that Product supplied by EURAND under Section 9.5. Such termination shall not relieve RELIANT of its royalty obligations on Net Sales of Finished Dosage Form produced from Product sold or ordered from EURAND prior to the date of termination as well as royalties payable by RELIANT in accordance with Section 10.3.

9.3	Termination by RELIANT During Development Program. Notwithstanding anything herein to the contrary, RELIANT may terminate this Agreement at the completion of any stage of the Development Program without further liability to EURAND hereunder.

9.4	Obligation of RELIANT to Find New Manufacturer. Upon notice of termination of the Agreement, RELIANT shall use all reasonable endeavors to identify and obtain FDA approval of a manufacturer for the Product with all due diligence.

9.5

Obligations of EURAND Upon Termination. Subject to the provisions of Sections 9.4, 10.2 and 10.3 hereof and provided that RELIANT shall have filed an application to change the manufacturer of the Product with the FDA not later than the date of termination of this Agreement in the case of termination under Section 9.1 and not later than one year from the date of termination in the case of termination under Section 10.2, upon termination of this Agreement for any reason other than pursuant to Sections 9.3 and 10.1(c), EURAND shall continue to manufacture and supply Product to RELIANT until such time as RELIANT has established a new source of supply for the Product and has obtained all Applicable Permits in connection therewith. Subject to EURAND receiving appropriate undertakings as to confidentiality in respect of any EURAND proprietary information or technology that is so transferred, the parties shall confer and determine in good faith the anticipated cost of transferring the technology and Know-How and EURAND shall use all reasonable endeavors to effect a transfer of the technology and Know How for the Extended Release Composition and Product to RELIANT, an Affiliate of RELIANT or such third party manufacturer to enable RELIANT, an Affiliate of RELIANT or such third party to manufacture the Extended Release Composition and Product including granting such licenses as may be necessary and allowing such third party access to cross-reference the DMF. Upon completion of the transfer, EURAND shall provide RELIANT with a detailed accounting of all costs associated therewith, which costs shall not exceed the anticipated cost determined by the parties in accordance with the terms set forth in this paragraph.

10.	EVENTS OF DEFAULT, REMEDIES AND EFFECTS OF DEFAULT

10.1	Events of Default. An event of default under this Agreement shall be deemed to exist upon the occurrence of any one or more of the following events:

(a)	failure by either party hereto to perform fully any material provision of this Agreement and such failure continues (i) for a period of sixty (60) days after notice of such nonperformance or (ii) if the non-performing party shall commence within such sixty (60) days and shall thereafter proceed with all due diligence to cure such failure, such failure is not cured within such longer period (not to exceed sixty (60) days) as shall be reasonably necessary for such party to cure the same with all due diligence; or

(b)	failure of RELIANT to pay any amount due to EURAND, which failure continues for a period of thirty (30) days after written notice of such nonpayment; unless, however, such non-payment is due to a good faith dispute concerning the amount owed;

(c)	failure of RELIANT to complete the Development Program or to launch the Finished Dosage Form in accordance with Section 4.2(a);

(d)	a court of competent jurisdiction enters a decree or order of relief with respect to a party (1) in any voluntary or involuntary case or proceeding under any bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee or similar official of that party and such decree or order is consented to by the party or continues unstayed and in effect for a period of sixty (60) days;

(e)	a party files a voluntary petition or acquiesces in or fails to contest an involuntary petition or an involuntary petition is filed against such party and is not dismissed within sixty (60) days, in any case or proceeding under any bankruptcy, insolvency or similar law;

(f)	a party makes an assignment for the benefit of creditors;

(g)	a party is dissolved or liquidated;

(h)	a party is prevented from performing its obligations hereunder by any law, governmental or other action and has not resumed such performance in compliance with all applicable laws within sixty (60) days following the date which performance was prevented.

10.2

Remedies for Breach; Termination. Upon the occurrence of an event of default, the party not in default shall give the party in default sixty (60) days written notice thereof. If the event of default remains uncured at the end of that sixty (60) day period, the party not in default may terminate this Agreement in whole or only with regard to the provision which has given rise to the event of default and pursue any other remedies provided under this Agreement or available at law or equity.

10.3	Royalty Obligations Following Termination. The royalty obligations under Section 10.3(a) through 10.3(d) hereof shall be subject to EURAND’s compliance with its obligations under Section 9.5 hereof and shall run for a period of seven years from the date of termination.

(a)	Termination by RELIANT for Breach. In the event this Agreement is terminated by RELIANT based upon a breach by EURAND which remains uncured or based upon a Force Majeure under Section 12.4 hereof, RELIANT shall continue to pay to EURAND royalties on Net Sales of Finished Dosage Form. On Finished Dosage Form produced from Product manufactured by the new source of supply, the royalty shall be five percent (5%) of Net Sales until EURAND has recovered its costs of transferring the technology and Know-How in accordance with Section 9.5 hereof and the royalty shall be three percent (3%) on Net Sales thereafter. On Finished Dosage Form produced from Product manufactured by EURAND, the royalty on Net Sales shall be the royalty that would otherwise be in effect but for the termination.

(b)	Termination by RELIANT without Cause. In the event this Agreement is terminated by RELIANT upon the end of Initial Term or any subsequent term RELIANT shall continue to pay the royalty on Net Sales currently in effect as of the date of termination [***] and shall reimburse EURAND

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for costs associated with the transfer of technology and Know How to the new source of supply by [***] until such technology transfer costs are reimbursed and, in the event Eurand has not been fully reimbursed [***] within one year of the date of termination, paying EURAND the balance of its unreimbursed costs on the anniversary of the termination date.

(c)	Termination by EURAND for Breach. In the event this Agreement is terminated by EURAND based upon a breach by RELIANT which remains uncured, RELIANT shall continue to pay the royalty on Net Sales currently in effect as of the date of termination [***] and shall reimburse EURAND for costs associated with the transfer of technology and Know How to the new source of supply by paying EURAND an [***] until such technology transfer costs are reimbursed and, in the event Eurand has not been fully reimbursed [***], paying EURAND the balance of its unreimbursed costs on the anniversary of the termination date.

(d)	Termination by EURAND without Cause. In the event this Agreement is terminated by EURAND without cause RELIANT shall continue to pay royalties on Net Sales of Finished Dosage Form produced from Product manufactured by EURAND at the rate in effect as of the date of termination. The royalty payable to EURAND on Net Sales of Finished Dosage Form containing Product not manufactured by EURAND shall equal the difference between RELIANT’s cost (inclusive of the royalty paid to EURAND) of having the Product manufactured by EURAND as calculated for the last shipment of Product sold to RELIANT by

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EURAND under Section 9.5, and RELIANT’s cost of having the Product manufactured by the new supplier. Additionally, RELIANT shall reimburse EURAND for costs associated with its transfer of technology and Know How to the new source of supply by paying EURAND an [***] until such technology transfer costs are reimbursed and, in the event Eurand has not been fully reimbursed by [***] within one year of the date of termination, paying EURAND the balance of its unreimbursed costs on the anniversary of the termination date.

11.	INDEMNIFICATION AND INSURANCE

11.1	Indemnification of RELIANT. EURAND shall indemnify and hold RELIANT harmless from and against all damages, losses, expenses, claims, demands, suits, penalties, judgments or administrative and judicial orders and liabilities (including reasonable counsel fees and expenses) incurred, assessed or sustained by RELIANT, its officers, directors, and employees with respect to or involving or arising out of (i) a breach of the warranties in Section 6.5 hereof by EURAND or (ii) any negligent act or omission or willful misconduct of EURAND in the development or manufacture of Extended Release Composition or Product.

11.2	Indemnification of EURAND. RELIANT shall indemnify and hold EURAND harmless from and against all damages, losses, expenses, claims, demands, suits, penalties, judgments or administrative and judicial orders and liabilities (including reasonable counsel fees and expenses) incurred, assessed or sustained by EURAND, its officers, directors, employees, and agents with respect to or involving or arising out of (i) a breach of warranties in Section 6.5 hereof by

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RELIANT, or (ii) the sale, packaging, advertising, distribution or use of the Finished Dosage Form, which is the proximate cause of injury, death or property damage to a third party to the extent it does not arise from an event for which EURAND has indemnified RELIANT under section 11.1.

11.3	Notice and Legal Defense. Promptly after receipt by a party hereunder of any claim or notice of the commencement of any action, administrative or legal proceeding, or investigation as to which the indemnity provided for in Section 11.1 and 11.2 hereof may apply, the party seeking indemnification shall notify the indemnifying party of such fact. The indemnifying party shall assume the defense thereof; provided, however, that if the defendants in any such action include both the party seeking indemnification and the indemnifying party and the party seeking indemnification shall reasonably conclude that there may be legal defenses available to it which are different from or additional to, or inconsistent with, those available to the indemnifying party, the party seeking indemnification shall have the right to select separate counsel (reasonably acceptable to the Indemnifying Party) to participate in the defense of such action on behalf of such party seeking indemnification, at the indemnifying party’s expense.

11.4

Insurance. Each party at its own cost shall cause the other party and their respective agents, employees, officers, shareholders and contractors to be added as additional insureds on all policies of general commercial liability insurance and product liability insurance covering such party, which coverage shall have limits of liability which are commercially reasonable but shall not be less than $5,000,000 per loss occurrence. Each policy shall contain an endorsement which provides that any amendments or cancellation of any such policy shall not be effective unless the other party shall have been given thirty (30) days prior written notice of any such intended amendment or cancellations. Within five (5) days of the beginning of each policy period, each party shall apply to the other with a certificate evidencing the coverage required hereby and the amount thereof. Such coverage shall be maintained for not less than five (5) years following termination of this Agreement or if such coverage is of the “claims made” type, for ten years following termination of this Agreement.

12.	MISCELLANEOUS

12.1	Assignment. Neither this Agreement nor any interest herein may be assigned, in whole or in part, by either party hereto without the prior written consent of the other party hereto, provided that either party shall have the right to assign all or part of its rights, interest and obligations to an Affiliate, a successor to a controlling or majority share of such party, or to a successor to substantially all the business to which this Agreement relates. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

12.2	Confidentiality.

(a)

Any and all information provided by one party to the other pursuant to this Agreement or the Confidentiality Agreement shall be deemed to be confidential information (“Confidential Information”). The obligations of confidentiality present in this Agreement supersede those contained in the Confidentiality Agreement. Each party will hold Confidential Information in complete confidence and will not, without the prior written consent of the other, use or disclose it in whole or in part to any person other than for the purposes set forth in this Agreement for a period ending five (5) years following expiration of this Agreement. Each party will be entitled to disclose any such Confidential Information to such of its professional advisers, directors, officers and senior employees who are directly concerned with this Agreement and its implementation and whose knowledge of such information in the opinion of the disclosing party is necessary for these purposes. Each party will use its reasonable efforts to ensure that each individual to whom such a disclosure is made adheres to the terms of this undertaking as if he or she were a party hereto, including without limitation, having such individuals execute similar agreements.

(b)	As used herein, the term Confidential Information shall not include information:

(i)	which at the time of disclosure to the other is in the public domain;

(ii)	which, after disclosure, becomes generally available to third-parties from a source other than the discloser; provided that such source is not bound by a confidentiality or other similar agreement with the discloser or by any other legal, contractual or fiduciary obligation which prohibits the disclosure of such Confidential Information;

(iii)	which was lawfully in possession of the recipient prior to disclosure, as evidenced by written records and which was not acquired directly or indirectly from the discloser; or

(iv)	which the recipient is required to disclosure to the extent required under the laws or regulations or any governmental agency lawfully requesting the same, or to any court of competent jurisdiction acting pursuant to its powers.

12.3	Exchange of Information. RELIANT will periodically inform EURAND about any useful marketing information concerning the sales of the Finished Dosage Form in the Territory. Each party will timely report to the other any information concerning any side effect, injury, toxicity or sensitivity reaction associated with clinical uses, studies, investigations or tests of the Extended Release Composition, Product or Finished Dosage Form. In reporting such incidents, the reporting party will use reasonable efforts to indicate whether, in its judgment, any of them are unexpected or unusual in type, incidence or severity.

12.4

Force Majeure. Each of the parties shall be excused from the performance or delay in performance of its obligations under this Agreement in the event such performance is prevented by Force Majeure and such performance shall be excused as long as the condition constituting such Force Majeure continues plus an additional thirty (30) days after termination of such condition; provided, that the non-performing party shall provide prompt notice to the other party of the particulars of the occurrence constituting Force Majeure and of its cessation and shall make diligent efforts to mitigate the adverse consequences of such non- performance of delays in performance. If the Force Majeure exceeds ninety (90) days then the party who has been adversely affected by such Force Majeure may terminate this agreement under the procedure set forth in paragraph 10.1 above.

12.5	Amendment. No amendment or modification of the terms of this Agreement shall be binding on either party unless reduced to writing and signed by both parties.

12.6	No Implied Waiver. Failure by either party hereto on one or more occasions to avail itself of a right conferred by this Agreement shall in no event be construed as a waiver of such party’s right to enforce said right in the future.

12.7	Choice of Law. This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by and construed in accordance with New York law without giving effect to its conflict of laws principles.

12.8	Notice. Any notice and other communication required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered personally, telecopied or received by registered mail, return receipt requested, to the parties at the following addresses:

If to EURAND, to:

EURAND AMERICA, INC.

Center Drive

Vandalia, Ohio 45377

Attn: Director of Business Development

Fax: 937-898-9529

If to RELIANT, to:

RELIANT PHARMACEUTICALS

125 West 55th Street, 11th floor

New York, NY 10019

Attn: Joseph Krivulka, President

Fax: 212-649-4794

12.9	Execution of Additional Documents. Each party hereto agrees to execute such further documents or agreements as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

12.10	Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

12.11	Captions. The article and section captions in this Agreement have been inserted as a matter of convenience and are not part of this Agreement.

12.12	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

12.13	Minimum Annual Royalties. Unless the Non-Compete Period has been terminated, RELIANT shall be required to pay minimum royalties on Net Sales of Finished Dosage Form (“Minimum Annual Royalties”) as set forth immediately below for the year ending on the anniversary of the date of the first commercial sale indicated in the table below.

Minimum Annual Royalty

Anniversary #	Finished Dosage Form
1	[***]
2	[***]
3	[***]
4	[***]
5 and thereafter	[***]

Should the royalties on Net Sales of Finished Dosage Form payable by RELIANT to EURAND for the Product fail to reach the applicable Minimum Annual Royalty amount in any year of this Agreement, EURAND, as its sole remedy hereunder, shall on 30 days written notice to RELIANT, be relieved of its obligations under Section 4.3(b). However, RELIANT shall have the option to supplement the royalty payments made to EURAND to the extent necessary to meet the Minimum Annual Royalty, for the year in issue. RELIANT’s failure to maintain the Minimum Annual Royalties and termination of the Non-Compete Period shall have no effect whatsoever on RELIANT’s exclusive rights in the Product as set forth in Section 3.1 pursuant to which EURAND shall not develop a composition containing the Active Ingredient having a circadian rhythm in-vivo release profile for any third party.

12.14	Independent Relationship. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one party for the act or failure to act of the other party. Neither party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other or to bind the other party in any respect whatsoever. All activities undertaken by EURAND hereunder shall be that of an independent contractor.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

EURAND AMERICA, INC.	RELIANT PHARMACEUTICALS

Name:	Name:

Title:	Title:

EXHIBIT A: DEVELOPMENT PROGRAM

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Appendix: Analytical Strategy

[***] [3 pages omitted]

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EXHIBIT B: SPECIFICATIONS

[***]

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EXHIBIT C: MANUFACTURING COSTS

[***]

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